Comdisco, Inc. and Subsidiaries                                       Exhibit 11

COMPUTATION OF EARNINGS PER COMMON SHARE
(in millions except per share data)

Average shares used in computing net earnings per common and common equivalent share were as follows:


                                                                 Three months
                                                                     ended
                                                                 December 31
                                                              1997          1996
                                                              ----          ----

Average shares outstanding .........................            74            73

Effect of dilutive options .........................             6             5
                                                              ----          ----
   Total ...........................................            80            78
                                                              ====          ====

Net earnings available
    to common stockholders .........................          $ 34          $ 28
                                                              ====          ====

Net earnings per common share

         Basic .....................................          $.46          $.39
                                                              ====          ====
         Diluted ...................................          $.43          $.37
                                                              ====          ====